Exhibit 10.1
December 24, 2007
Christine Day
434 West Lake Sammamish PKY SE
Bellevue, WA
98008
Dear Christine,
The Board of Directors of lululemon athletica inc. (“the Company”) and I are pleased to offer you the position of Executive Vice President, Retail Operations. The terms and conditions of your prospective employment are summarized below and in all events subject to the Company’s policies as they now exist or hereafter may be amended:

Title:	Executive Vice President, Retail Operations

Reporting to:	Chief Executive Officer – Bob Meers

Location:	Store Support Centre Vancouver, British Columbia

Start Date:	January 7, 2008

Base Salary:	$365,000.00 CDN per annum

Annual Bonus Compensation:	Targeted bonus will be equal to 60% of your annual base salary starting in FY08 (February 4, 2008). The bonus is payable upon the achievement of corporate and individual performance goals established by the Board of Directors and myself. You must be actively employed by lululemon athletica as of the payment date to receive the bonus payment. When performance goals are partially achieved, the bonus will be less than 60% of the Annual Salary. For purposes of determining any bonus payable to you, the measurement of corporate and personal performance will be completed by the Board of Directors and myself and done in good faith.

Stock Options:	250,000 options granted, at fair market value, over a 4 year period. Effective on your first day of active full-time employment with lululemon athletica we will grant 125,000 options at the fair market value effective on that date. For each of the next 2 years we will grant 41,667 options, in the 3rd year (2011) we will grant 41,666 options. All option grants are at the fair market value on each tranche’s grant date. All options have a 4 year vesting schedule (25% per year). The granting of options is conditional to your employment with lululemon athletica.

Relocation/Housing:	The Company will reimburse you for reasonable relocation expenses incurred; the combined total of such expenses reimbursed shall not exceed $80,000 USD. Relocation will be coordinated through our 3rd party Relocation Company the MI Group. If you resign from your position within the first year of employment you will be required to reimburse the company for these expenses. The amount will be forgiven after a period of 1 year from your start date. It is our expectation that you will have arranged permanent accommodation in Vancouver, BC, for yourself and your family, within 6 months from your start date with the company.

Temporary Housing	We recognize that for a period of time you may be commuting from your Washington state home to Vancouver. We are prepared to provide for the cost of temporary accommodation in Vancouver, BC for up to a period of six months and to a maximum cost of $1,500 Cdn per month.

Tax Advisement:	The Company will assist with your tax filing in the US and Canada through KPMG for the 2008 tax filing year, to a maximum cost of $4,500 Cdn.

Medical/Dental Benefits:	As an active full-time employee, you will be eligible for the Company’s benefit program which includes medical and dental. The waiting period for coverage will be waived and will be effective on the first day of the month after your start date. The Company reserves the right to alter the benefits program in whole or in part at any time.

Status:	Full-Time Employment

Severance:	For terminations without cause which occur:
Within the first 12 months of employment: 12 months base salary
Following 12 months of employment: severance paid based on BC employment and labour standards.

The severance payment is subject to you signing a non-disparagement and non-compete agreements upon termination. Severance payments will be made through regular payroll installments.

Work Authorization:	We will provide legal representation for your eligibility to work in Canada. This offer is contingent on your ability to obtain a valid work permit.

Vacation:	Your annual vacation entitlement is 4 weeks.

Additional Employee Benefits:

Staff Discount:	You will be eligible to receive a 60% discount on the purchase of all lululemon athletica merchandise pursuant to the Company’s policy.
In the event additional information is obtained that is contrary to the information thus far provided to us relating to your past employment or education, the Company reserves the right to review the continuation of your employment.
Christine, we are all extremely excited about you and the value you can bring to lululemon athletica. I believe you will blend nicely into our senior management team and that we can together build a world-class company. If you have any questions regarding the contents of this letter, please do not hesitate to contact me. I’m looking forward to getting you on-board.
Please acknowledge your formal acceptance of this offer by signing both copies of this letter. Please retain one copy for your own records and return the second copy to me.
Sincerely,
/s/ Bob Meers
Bob Meers
Chief Executive Officer
cc: Board of Directors of lululemon athletica inc.
I accept the above offer of employment as written:
/s/ Christine Day

Christine Day
December 28, 2007

Date

2285 Clark Drive, Vancouver BC Canada V5N 3G9
(604)732 6124. Fax (604) 874 6124
January 3, 2008
Christine Day
434 West Lake Sammamish Pkwy SE
Bellevue, WA 98008
Dear Christine,
     You previously entered into an offer letter (“Offer Letter”) with lululemon athletica inc. dated as of December 24, 2007 pursuant to which certain terms and conditions of your employment were set forth.
     Pursuant to the Offer Letter we informed you that you would be entitled to an annual bonus and that the bonus metrics and targets associated with the annual bonus were to be determined by me and the board of directors. However, this letter is to inform you that your bonus metrics and targets associated with your annual bonus are to be determined by the compensation committee of the board of directors and/or the board of directors.
     In addition, pursuant to the Offer Letter we informed you that effective on your first day of active full-time employment you would be granted options to purchase 125,000 shares of our common stock at an exercise price equal to the fair market value effective on that date. However, this letter is to inform you that pursuant to our policy on granting equity awards, these options will be granted effective as of January 18, 2008 and will have an exercise price equal to the fair market value of our common stock on the effective grant date, defined by our Equity Incentive Plan as the volume weighted average trading price of our common stock for the five trading days immediately preceding the effective grant date. These options will vest in four equal annual installments on each anniversary of your employment commencement date, January 7, 2008. Note that the grant dates and other terms concerning the remaining option grants discussed in the Offer Letter remain unchanged.
     Please acknowledge your formal acceptance of these changes to your Offer Letter by signing both copies of the letter. Please retain one copy for your own records and return the second copy to me.
Sincerely,
/s/ Bob Meers
Bob Meers
Chief Executive Officer
cc: Board of Directors of lululemon athletica inc.
I accept the above change to my Offer Letter as written:
/s/ Christine Day
Christine Day
January 3, 2008